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Memory Pharmaceuticals to Receive $2 Million Milestone from Roche Related to MEM 3454
- Roche Elects to Retain Option to License the Lead Compound from the Nicotinic Alpha-7 Alliance -

MONTVALE, N.J., October 31, 2006/PRNewswire-FirstCall/ — Memory Pharmaceuticals Corp. (Nasdaq: MEMY) today announced that Roche has elected to maintain its option to obtain an exclusive license for MEM 3454, the lead compound from the companies’ alliance focused on the discovery and clinical development of nicotinic alpha-7 receptor agonists for the treatment of neurological and psychiatric disorders. This decision was triggered by Memory Pharmaceuticals’ Phase 1 work on MEM 3454, which satisfied a set of criteria that was pre-defined by Roche, and will result in a $2 million milestone payment to Memory Pharmaceuticals.

“This second milestone payment under the option agreement underscores Roche’s continued commitment to MEM 3454, a compound which has the potential to be a novel treatment for important central nervous system (CNS) disorders such as Alzheimer’s disease and schizophrenia,” stated David A. Lowe, Ph.D., Chief Scientific Officer of Memory Pharmaceuticals. “We are pleased that Roche recognizes the data that has emerged from our clinical program for MEM 3454, demonstrating the drug candidate’s safety profile and cognitive effects.”

Under the terms of the nicotinic alpha-7 alliance, Memory Pharmaceuticals is responsible for the development of MEM 3454 through Phase 2a clinical trials. Roche has the right to obtain an exclusive license for MEM 3454 following the completion of Phase 2a clinical trials for that compound. Roche maintains this right through the development process by making three payments to Memory Pharmaceuticals upon its achievement of certain pre-established development milestones.

Memory Pharmaceuticals and Roche are also collaborating on the development of additional nicotinic alpha-7 receptor agonists. In February 2006, Memory Pharmaceuticals granted to Roche an exclusive worldwide license to its intellectual property on all nicotinic alpha-7 receptor compounds excluding MEM 3454. Memory Pharmaceuticals will be responsible for conducting Phase 1 clinical trials on additional nicotinic alpha-7 receptor agonists, and Roche will assume responsibility for later-stage development and commercialization.

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer’s disease, schizophrenia, depression and bipolar disorder. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; conducting preclinical and clinical trials of Memory Pharmaceuticals’ drug candidates that demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationship with Bayer; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on third-party preclinical or clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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